Exhibit 10.12

Investment Agreement Series D Round of Financing Affimed Therapeutics AG,

Heidelberg, Germany dated 24 September 2012

by and between

1.	Prof. Dr. Melvyn Little, Immenseeweg 17, 25826 St. Peter-Ording, Germany

2.	Deutsches Krebsforschungszentrum, Im Neuenheimer Feld 280, 69120 Heidelberg, Germany

- hereinafter referred to as “DKFZ” -

3.	AGUTH Holding GmbH, Schloß-Wolfsbrunnenweg 33, 69118 Heidelberg, Germany

- hereinafter referred to as “AGUTH” -

4.	KfW, Ludwig-Erhard-Platz 1-3, 53179 Bonn, Germany

- hereinafter referred to as “KfW” -

5.	tbg Technologie-Beteiligungs-Gesellschaft mbH, Ludwig-Erhard-Platz 1-3, 53179 Bonn, Germany

- hereinafter referred to as “tbg” -

6.	SGR Sagittarius Holding AG, Poststrasse 30, 6301 Zug, Switzerland

- hereinafter referred to as “SGR” -

7.	BioMed Invest I Ltd., Suite 7, Provident House, Havilland Street, St. Peter Port, Guernsey, GY1 2QE, Channel Islands

- hereinafter referred to as “BMI” -

8.	OrbiMed Associates III, LP, 601 Lexington Avenue, 54th Floor, New York, NY 10022, USA

- hereinafter referred to as “OrbiMed” -

9.	Caduceus Private Investments III, LP, 601 Lexington Avenue, 54th Floor, New York, NY 10022, USA

- hereinafter referred to as “Caduceus” -

10.	LSP III Omni Investment Coöperatief U.A., Johannes Vermeerplein 9, 1071 DV Amsterdam, The Netherlands

- hereinafter referred to as “LSP” -

11.	Novo Nordisk A/S, Novo Allé, 2880 Bagsværd, Denmark

- hereinafter referred to as “Novo Nordisk” -

12.	Affimed Therapeutics AG, Im Neuenheimer Feld 582, 69120 Heidelberg, Germany.

The parties named under 1. to 11. above are hereinafter also collectively referred to as the “Shareholders” and each individually as a “Shareholder”. The parties named under 6. to 11. above are hereinafter also collectively referred to as the “Lenders” and each individually as a “Lender”. The parties named under 2. and 6. to 11. above are hereinafter also collectively referred to as the “Series D Investors” and each individually as a “Series D Investor”. The parties named under 1. to 12. above are hereinafter also collectively referred to as the “Parties” and each individually as a “Party”.

Preamble

The Shareholders are the sole shareholders of Affimed Therapeutics AG with its registered seat in Heidelberg, Germany, registered with the Commercial Register of the Mannheim Local Court under no. HRB 336536 (hereinafter also referred to as the “Company”). The object of the Company is the development, the manufacture, the service and the distribution of products and processes based on antibodies.

The share capital of the Company currently amounts to EUR 1,668,727.00, is fully paid in and divided into 1,668,727 non-par value shares in registered form with a portion of the Company’s share capital (anteiliger Betrag des Grundkapitals) of EUR 1.00 each, thereof 63,323 Common Shares, 130,939 Series A Preferred Shares, 987,499 Series B Preferred Shares and 486,966 Series C Preferred Shares. Prior to the series D round of financing of the Company laid down in this “Investment Agreement Series D Round of Financing Affimed Therapeutics AG, Heidelberg, Germany dated 24 September 2012” (hereinafter referred to as “this Agreement” or the “1st Amendment”), the Shareholders and the Company hold shares of the Company as set forth in the following table.

Shareholder	Common Shares (number)	Series A Preferred Shares (number)	Series B Preferred Shares (number)	Series C Preferred Shares (number)	Total Shares (number)	Shareholding undiluted (% rounded)
Prof. Dr. Melvyn Little	20,028				20,028	1.20
DKFZ	650	1,482		1,311	3,443	0.21
AGUTH	17,257	56,292			73,549	4.41
KfW		44,446			44,446	2.66
tbg		9,713	9,713		19,426	1.16
SGR			291,393	145,696	437,089	26.19
BMI			97,131	48,565	145,696	8.73
OrbiMed			3,054	1,527	4,581	0.27
Caduceus			320,716	160,359	481,075	28.83
LSP			97,131	48,565	145,696	8.73
Novo Nordisk			161,885	80,943	242,828	14.55
Company	25,388	19,006	6,476		50,870	3.05

Total	63,323	130,939	987,499	486,966	1,668,727	100.00

The Shareholders and the Company are parties to the “Series C Investment and Shareholders’ Agreement with respect to Affimed Therapeutics AG in Heidelberg” dated 8 April 2010 (hereinafter referred to as the “Shareholders’ Agreement”). Capitalized terms used but not defined in this Agreement shall have the same meaning as given to them in any definitions in the Shareholders’ Agreement, unless specifically defined otherwise in this Agreement. The parts of the Shareholders’ Agreement which are still relevant are attached as Annex P to this Agreement.

By loan agreement dated 7 March 2012 (hereinafter referred to as the “Loan Agreement”), the Lenders granted a loan to the Company in the total principal amount of EUR 4,750,000.00, which has been drawn down in the total amount of EUR 4,450,000.00, whereby each of the Lenders paid to the Company the amount as set forth in the following table (hereinafter collectively referred to as the “Loans” and each individually as the “Loan”).

Lender	Loan (EUR)
SGR	1,335,000.00
BMI	445,000.00
OrbiMed	8,680.00
Caduceus	1,474,505.00
LSP	445,000.00
Novo Nordisk	741,815.00

Total	4,450,000.00

The Company seeks growth financing in the total amount of app. EUR 15,500,000.00 (including the Loans and interest accrued thereon) as a series D round of financing at a pre-money valuation of EUR 57,716,210.00 fully-diluted against subscription of new Series D Preferred Shares (Aktien der Vorzugsserie D) and additional contributions to the capital reserves of the Company pursuant to § 272 (2) No. 4 German Commercial Code (HGB) to be made in two tranches.

The Series D Investors are prepared to commit an investment of fresh money in the amount of EUR 10,772,415.00 in aggregate as equity capital in accordance with the terms and conditions of this Agreement. In the course of the first tranche, the Loans and interest accrued thereon shall be converted into equity by way of additional contributions to the capital reserves of the Company pursuant to § 272 (2) No. 4 HGB and the subscription of new Series D Preferred Shares against payment of the issue price of EUR 1.00 per share in cash resulting in further fresh money in the amount of EUR 153,750.00 in aggregate in accordance with the terms and conditions of this Agreement.

With respect to the principles of the legal relationship between all Shareholders as shareholders of the Company, the Shareholders’ Agreement, as amended by this Agreement, shall continue to apply, in addition to the terms of the Articles of Association of the Company, as amended by this Agreement.

NOW, THEREFORE, the Parties hereby enter into this Agreement.

Section I

Financing Structure

§ 1

Commitments

(1)	Each of the Lenders commits individually for himself vis-à-vis each other and each of the other Shareholders, but not vis-à-vis the Company, to invest in the first tranche of the series D round of financing of the Company laid down in this Agreement (i) the principal amount of the Loan paid by him to the Company and any and all interest accrued thereon, each as set forth in the following table, as additional contributions to the capital reserves of the Company pursuant to § 272 (2) No. 4 HGB, and in addition (ii) fresh money as issue price of EUR 1.00 per share for new Series D Preferred Shares as set forth in the following table, in each case in accordance with the terms and conditions of this Agreement.

Lender	Loan Principal Amount (EUR)	Loan Interest (EUR)	Issue Price Series D Preferred Shares (EUR)	Total Loan Conversion (EUR)
SGR	1,335,000.00	43,500.00	46,125.00	1,424,625.00
BMI	445,000.00	14,500.00	15,375.00	474,875.00
OrbiMed	8,680.00	347.00	302.00	9,329.00
Caduceus	1,474,505.00	47,981.00	50,943.00	1,573,429.00
LSP	445,000.00	14,500.00	15,375.00	474,875.00
Novo Nordisk	741,815.00	24,172.00	25,630.00	791,617.00

Total	4,450,000.00	145,000.00	153,750.00	4,748,750.00

(2)	Each of the Series D Investors commits individually for himself vis-à-vis each other and each of the other Shareholders, but not vis-à-vis the Company, to invest in the series D round of financing of the Company laid down in this Agreement fresh money in the total amount as set forth in the following table as issue price for new Series D Preferred Shares and additional payments into the capital reserves of the Company pursuant to § 272 (2) No. 4 HGB, in each case in two tranches in accordance with the terms and conditions of this Agreement.

Series D Investor	Issue Price Series D Preferred Shares (EUR)	Payments into the Capital Reserves (EUR)	Total New Investment (EUR)
DKFZ	551.00	16,467.00	17,018.00
SGR	132,008.00	3,945,210.00	4,077,218.00
BMI	34,825.00	1,040,798.00	1,075,623.00
OrbiMed	1,080.00	32,264.00	33,344.00
Caduceus	114,994.00	3,436,712.00	3,551,706.00
LSP	34,825.00	1,040,798.00	1,075,623.00
Novo Nordisk	30,495.00	911,388.00	941,883.00

Total	348,778.00	10,423,637.00	10,772,415.00

(3)	The Shareholders agree that the Lenders’ and the Series D Investors’ obligations under this § 1 shall exist only on the basis of a contractual agreement by and between the Lenders, the Series D Investors and the Shareholders and not vis-à-vis the Company; the Company itself is not a party to this § 1 and shall not be entitled to demand performance of the obligations under this § 1. The claims under this § 1 shall not be assignable. This § 1 shall not constitute a contract for the benefit of a third party (kein Vertrag zugunsten Dritter).

§ 2

First Tranche

(1)	The Shareholders shall resolve in an extraordinary Shareholders’ Meeting of the Company to be held in the form of a plenary meeting (Vollversammlung) immediately after the conclusion of this Agreement

(i)	to increase the share capital of the Company from EUR 1,668,727.00 by EUR 324,174.00 to EUR 1,992,901.00 in return for cash contributions by the issue of a total of 324,174 new Series D Preferred Shares in registered form as non-par value shares with a portion of the Company’s share capital of EUR 1.00 each. The new Series D Preferred Shares shall be issued for the amount of EUR 1.00 per share (issue price). The new Series D Preferred Shares shall have the right to participate in profits as from 1 January 2012. The new Series D Preferred Shares shall have the rights, preferences and privileges as set forth in the Articles of Association of the Company, as amended under § 2 (1) (vi) below, and the Shareholders’ Agreement, as amended by this Agreement. To the exclusion of the statutory subscription rights of the Shareholders, the Lenders and the Series D Investors shall be exclusively invited to subscribe and to take over the new Series D Preferred Shares under this § 2 (1) (i) as set forth in the following table.

Lender / Series D Investor	Series D Preferred Shares Loan Conversion (number)	Series D Preferred Shares New Investment First Tranche (number)	Series D Preferred Shares Total (number)
DKFZ	N/A	269	269
SGR	46,125	64,503	110,628
BMI	15,375	17,017	32,392
OrbiMed	302	528	830
Caduceus	50,943	56,189	107,132
LSP	15,375	17,017	32,392
Novo Nordisk	25,630	14,901	40,531

Total	153,750	170,424	324,174

(ii)	to convert all existing Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares into Series D Preferred Shares with the rights, preferences and privileges as set forth in the Articles of Association of the Company, as amended under § 2 (1) (vi) below, and the Shareholders’ Agreement, as amended by this Agreement, at a conversion ratio of 1:1;

(iii)	to terminate the Authorized Capital 2010 (Genehmigtes Kapital 2010) under § 5 (4) of the Articles of Association of the Company;

(iv)	to create a new Authorized Capital 2012 (Genehmigtes Kapital 2012) authorizing the Management Board to increase with the approval of the Supervisory Board the share capital of the Company up until 31 December 2015 once or several times by in total up to EUR 145,696.00 in return for cash contributions by the issue of in total up to 145,696 new Series D Preferred Shares in registered form, which shall be issued as non-par value shares with a portion of the Company’s share capital of EUR 1.00 each for the amount of EUR 1.00 per share (issue price). The new Series D Preferred Shares shall have the right to participate in profits as from the beginning of the current business year at the time of the utilization of the Authorized Capital 2012. The new Series D Preferred Shares shall have the rights, preferences and privileges as set forth in the Articles of Association of the Company, as amended under § 2 (1) (vi) below, and the Shareholders’ Agreement, as amended by this Agreement. The statutory subscription rights of the Shareholders shall be excluded. The Management Board shall be authorized to determine the further details of the consummation of the increase of the share capital utilizing the Authorized Capital 2012 with the approval of the Supervisory Board. The Supervisory Board shall be authorized to adapt the wording of the Articles of Association of the Company after the full or partial consummation of the increase of the share capital utilizing the Authorized Capital 2012 or after the expiry of the Authorized Capital 2012 in accordance with the volume of the increase of the share capital utilizing the Authorized Capital 2012;

(v)	to amend the Conditional Capital 2007-I (Bedingtes Kapital 2007-I) to the effect that henceforth it provides for the issuance of Series D Preferred Shares rather than Series C Preferred Shares; and

(vi)	to amend the Articles of Association of the Company as set forth in Annex 2.1 (vi) to this Agreement.

(2)	Each of the Shareholders undertakes individually for himself vis-à-vis each other Shareholder, to do or cause to be done everything necessary or appropriate to implement the measures agreed in § 2 (1) above.

Thus, each of the Shareholders undertakes individually for himself vis-à-vis each other Shareholder, in particular without limitation to participate in the Shareholders’ Meeting as set forth in § 2 (1) above, to exercise his voting rights and other rights in such Shareholders’ Meeting and in the special resolutions or special meetings of the holders of the different classes of Shares in favour of the measures agreed in § 2 (1) above, to expressly approve the conversion of all existing Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares held by him into Series D Preferred Shares as set forth in § 2 (1) (ii) above, and to waive the subscription rights to which he is entitled for the subscription to new shares to the extent described.

Further, each of the Shareholders undertakes individually for himself vis-à-vis each other Shareholder, to omit any and all actions which could prevent or make the implementation of the measures agreed in § 2 (1) above more difficult as well as to waive any and all rights to raise objections to, and to challenge, the resolutions of the Shareholders’ Meeting under § 2 (1) above.

(3)

Each of the Lenders and each of the Series D Investors undertakes individually for himself vis-à-vis each other and each of the other Shareholders, to subscribe and to take over the new Series D Preferred Shares under § 2 (1) (i) above to the stated extent immediately after the end of the Shareholders’ Meeting under § 2 (1) above, and to pay in full and in cash (without any deductions for bank fees) the total issue price of

EUR 1.00 per new Series D Preferred Share subscribed by him within five (5) Business Days after such subscription to the Company’s special account for the increase of the share capital (Kapitalerhöhungssonderkonto) with Deutsche Bank AG, account no.: XXXXXXX XX, bank sorting code: XXXXXXXX, IBAN: XXXX XXXX XXXX XXXX XXXX XX, BIC/SWIFT: XXXXXXXXXXX, ref.: “issue price capital increase September 2012”. Payments shall be made exclusively to this special account, which will be opened solely for this purpose and must not be used for other transactions or payments prior to the aforementioned payments. This special account must not have a debit balance immediately prior to the aforementioned payments being effected, so that the Company’s Management Board can freely dispose of the amounts paid (cf. §§ 188, 36, 36 a, 37 German Stock Corporation Act (AktG)).

The subscriptions shall only become non-binding, if the consummation of the increase of the share capital under § 2 (1) (i) above has not been registered with the Commercial Register within six months after the date of the Shareholders’ Meeting under § 2 (1) above, in which case each Lender and each Series D Investor shall have the (additional) right to request from all Shareholders to resolve again the increase of the share capital under § 2 (1) (i) above with respect to his individual share of the increase of the share capital as set forth in the table in § 2 (1) (i) above and to renew the subscription for the corresponding new Series D Preferred Shares on the terms and conditions set forth in this Agreement.

(4)	After the subscription and taking over of the new Series D Preferred Shares under § 2 (1) (i) above and the receipt of the total issue price for the new Series D Preferred Shares from all of the Lenders and Series D Investors, the Company shall as soon as practicable apply for registration of the resolutions to increase the share capital, to convert all existing Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares into Series D Preferred Shares, to terminate the Authorized Capital 2010, to create a new Authorized Capital 2012, to amend the Conditional Capital 2007-I and to amend the Articles of Association of the Company and of the consummation of the increase of the share capital with the Commercial Register and shall take all other measures and make all other declarations necessary or appropriate for the measures described in § 2 (1) above to become effective.

Should the Commercial Register make valid objections to the resolutions of the Shareholders’ Meeting under § 2 (1) above, the Shareholders undertake vis-à-vis each other, to remove such objections as soon as practicable by way of adopting the necessary resolutions in the Shareholders’ Meeting of the Company and in the special resolutions of the holders of the different classes of Shares so that the purpose and intention of the resolutions objected to can be achieved to the maximum permissible extent.

(5)

The Shareholders undertake vis-à-vis each other, as from the conclusion of this Agreement and up until the consummation of the increase of the share capital, the conversion of all existing Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares into Series D Preferred Shares and the amendments to the Articles of Association under § 2 (1) above have been registered with the Commercial Register, to treat each other, to the extent legally permissible, as if the amendments to the Articles of Association had already come into force upon the end of the Shareholders’ Meeting under § 2 (1) above, the conversion of all existing Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares into Series D Preferred Shares had already come into force upon the end of the Shareholders’ Meeting under § 2 (1) above, and each of the Lenders and Series D Investors had already acquired the new Series D Preferred Shares to be issued under § 2 (1) (i) above upon subscription and payment of the total issue price of EUR 1.00 per new Series D Preferred Share, respectively. Thus, each of the Shareholders undertakes individually for himself vis-à-vis each of the Lenders and Series D Investors, as from the subscription of the new Series D Preferred Shares under § 2 (1) (i) above and payment of the total issue price of EUR 1.00 per new Series D Preferred Share, respectively, in particular without limitation to put each of the Lenders and Series D Investors internally in such position as they each would be in, if they had acquired the financial rights (Vermögensrechte) and, to the extent legally permissible, the administrative rights (Verwaltungsrechte) under this Agreement, the Shareholders’ Agreement, as amended by this Agreement, and the Articles of Association of the Company resulting from the new Series D Preferred Shares to be issued under § 2 (1) (i) above already upon subscription and payment of the total issue price of EUR 1.00 per new Series D Preferred Share, respectively.

§ 3

Milestone

(1)	The Shareholders agree on the following milestone which shall be considered to have been achieved or not in accordance with § 3 (2) and (3) below:

Fulfilment of all of the following conditions by 30 June 2013 at the latest:

(a) Results of the non-GLP in vitro cytokine release data, testing the safety relevant settings; and

(b) Results of a Scientific Advise meeting with one national authority

(hereinafter collectively referred to as the “Milestone”).

The Lead Investors’ Majority (as defined below) may at any time in its free discretion determine with binding effect for all Series D Investors and Shareholders a later date for the fulfilment of the conditions for the Milestone than the date set forth above. Likewise, the Lead Investors’ Majority may at any time in its free discretion determine with binding effect for all Series D Investors and Shareholders to waive the fulfilment of particular conditions for the achievement of the Milestone set forth above.

(2)

If the Management Board is of the opinion that the Milestone has been achieved, it shall notify all Shareholders thereof in a written report and produce adequate evidence (hereinafter referred to as the “Milestone Notice”). If the Management Board has not sent the Milestone Notice within four calendar weeks after the final date for the fulfilment of the Milestone under § 3 (1) above at the latest, then the Milestone shall be considered to have not been achieved, whereby the relevant time shall be the sending of the Milestone Notice by the Management Board.

(3)	The Milestone shall be considered to have been achieved, unless a Series D Investor or Series D Investors individually or collectively holding more than 25 % of all Series D Preferred Shares within two calendar weeks after receipt of the Milestone Notice has/have objected to the Milestone Notice in writing, by telefax or e-mail to the Management Board, whereby the relevant time shall be the receipt of the objection(s) by the Management Board. If the Milestone shall be considered to have been achieved in accordance with the preceding sentence, the Management Board shall inform all Shareholders thereof in writing, by telefax or e-mail.

If, however, a Series D Investor or Series D Investors has/have objected to the Milestone Notice in accordance with the first sentence of this § 3 (3) and the Management Board and this Series D Investor or these Series D Investors cannot reach an agreement on the fulfilment of the Milestone within one calendar week after receipt of the objection(s) by the Management Board, then the Management Board shall inform all Shareholders thereof without undue delay in writing, by telefax or e-mail. In this case, the question as to whether the Milestone shall be considered to have been achieved or not shall be finally determined with binding effect on all Parties by the Lead Investors’ Majority as arbitration expert (Schiedsgutachter). The determination of the Lead Investors’ Majority as to whether the Milestone has been achieved shall be based on an opinion of an independent expert appointed by the Lead Investors’ Majority or, if the Lead Investors’ Majority does not so appoint an independent expert within one calendar week after the demand of any Series D Investor to do so, by the Industrie- und Handelskammer Rhein-Neckar. The Series D Investors shall endeavour to obtain the opinion of the independent expert within two calendar weeks after his appointment. Furthermore, the Supervisory Board shall be consulted with respect to the question as to whether the Milestone has been achieved or not within the same time limit. The Lead Investors’ Majority shall determine in accordance with the foregoing provisions whether the Milestone shall be considered to have been achieved within one calendar week after the receipt of the opinion of the independent expert.

If the Lead Investors’ Majority approves the determination of the achievement of the Milestone, then the Milestone shall be considered to have been achieved; if the Lead Investors’ Majority declines the determination of the achievement of the Milestone, then the Milestone shall be considered to have not been achieved.

The costs of the independent expert and the Industrie- und Handelskammer Rhein-Neckar, if any, shall be borne by the Company and the objecting Series D Investor(s) applying §§ 91 et seq. German Code of Civil Procedure (ZPO) mutatis mutandis.

(4)	The obligations of the Series D Investors to subscribe and to take over new Series D Preferred Shares under § 4 below and the obligations of the Series D Investors to render additional payments into the capital reserves of the Company under § 5 (2) below shall by way of a condition precedent (aufschiebende Bedingung) exist only after the Milestone shall be considered to have been achieved pursuant to § 3 (3) above; provided, however, that the Lead Investors’ Majority may at any time in its free discretion determine with binding effect for all Series D Investors and Shareholders to waive the achievement of the Milestone, in which case the obligations of the Series D Investors to subscribe and to take over new Series D Preferred Shares under § 4 below and the obligations of the Series D Investors to render additional payments into the capital reserves of the Company under § 5 (2) below shall exist irrespective of whether the Milestone shall be considered to have been achieved or not.

(5)	Each of the Series D Investors may at any time in its free discretion in writing, by telefax or e-mail to all Shareholders and the Company waive with respect to his own obligations (and only with respect to his own obligations) to subscribe and to take over new Series D Preferred Shares under § 4 below and to render additional payments into the capital reserves of the Company under § 5 (2) below the achievement of the Milestone.

In case of a waiver of the achievement of the Milestone under this § 3 (5), all Shareholders shall be obliged to resolve in an extraordinary Shareholders’ Meeting of the Company to be held in the form of a plenary meeting to be held without undue delay after a corresponding waiver to further increase the share capital of the Company in return for cash contributions in accordance with § 4 (1) below, whereby to the exclusion of the statutory subscription rights of the Shareholders, only the Series D Investor who declared a waiver of the achievement of the Milestone under this § 3 (5) shall be invited to subscribe and to take over new Series D Preferred Shares in such number to which such Series D Investor would be invited to subscribe and to take over pursuant to § 4 (1) below if the Milestone were considered to have been achieved; § 2 (2) to (5) above shall apply mutatis mutandis. In such case, the respective Series D Investor shall also be obliged to render the additional payments into the capital reserves of the Company under § 5 (2) below applying § 5 (2) below mutatis mutandis; § 4 (3) and § 5 (4) below shall apply mutatis mutandis.

In the event that a Series D Investor waives with respect to his own obligations in accordance with this § 3 (5) the achievement of the Milestone and as a result fulfils the corresponding obligations to subscribe and to take over new Series D Preferred Shares under § 4 below and to render additional payments into the capital reserves of the Company under § 5 (2) below, then to such extent there shall be no further obligations of the respective Series D Investor when thereafter the Milestone shall be considered to have been achieved.

§ 4

Second Tranche

(1)

As soon as practicable, but in any event not later than two calendar weeks after the earliest of (a) the Management Board has informed all Shareholders in accordance with § 3 (3) sentence 2 above that the Milestone shall be considered to have been achieved or (b) the Company has informed all Shareholders that the Milestone shall be considered to have been achieved in accordance with the second-last sentence of

§ 3 (3) above or (c) the Company has informed all Shareholders that the Lead Investors’ Majority has determined to waive the achievement of the Milestone in accordance with the last sentence of § 3 (4) above, the Shareholders shall resolve in an extraordinary Shareholders’ Meeting of the Company to be held in the form of a plenary meeting to further increase the share capital of the Company from EUR 1,992,901.00 by EUR 178,354.00 to EUR 2,171,255.00 in return for cash contributions by the issue of a total of 178,354 new Series D Preferred Shares in registered form as non-par value shares with a portion of the Company’s share capital of EUR 1.00 each. The new Series D Preferred Shares shall be issued for the amount of EUR 1.00 per share (issue price). The new Series D Preferred Shares shall have the right to participate in profits as from 1 January 2013. The new Series D Preferred Shares shall have the rights, preferences and privileges as set forth in the Articles of Association of the Company, as amended under § 2 (1) (vi) above, and the Shareholders’ Agreement, as amended by this Agreement. To the exclusion of the statutory subscription rights of the Shareholders, the Series D Investors shall be exclusively invited to subscribe and to take over the new Series D Preferred Shares under this § 4 (1) as set forth in the following table.

Series D Investor	Series D Preferred Shares New Investment Second Tranche (number)
DKFZ	282
SGR	67,505
BMI	17,808
OrbiMed	552
Caduceus	58,805
LSP	17,808
Novo Nordisk	15,594

Total	178,354

The Shareholders agree that the obligations to pass the above resolution in an extraordinary Shareholders’ Meeting of the Company shall not apply if the

Management Board with the approval of the Supervisory Board resolves to increase the share capital of the Company utilizing the Authorized Capital 2012 and invites the Series D Investors to subscribe and to take over new Series D Preferred Shares as set forth in this § 4 (1).

(2)	§ 2 (2) to (5) above shall apply mutatis mutandis.

(3)	Any reference in this Agreement or the Shareholders’ Agreement, as amended by this Agreement, to Series D Preferred Shares issued under § 4 (1) of this Agreement shall refer to an increase of the share capital of the Company either resolved by the Shareholders’ Meeting or utilizing the Authorized Capital 2012.

§ 5

Non-statutory Financial Agreements

(1)	Each of the Series D Investors undertakes individually for himself vis-à-vis each other and each of the other Shareholders, but not vis-à-vis the Company, to render, in addition to the total issue price of EUR 1.00 for each new Series D Preferred Share subscribed by him under § 2 (1) (i) above and relating to his new investment of fresh money in the first tranche under § 1 (2) above, additional payments into the capital reserves of the Company (sonstige Zuzahlungen in die Kapitalrücklagen der Gesellschaft) pursuant to § 272 (2) No. 4 HGB in the amount as set forth in the following table (without any deductions for bank fees) to the Company’s bank account with Deutsche Bank AG, account no.: XXXXXXX XX, bank sorting code: XXXXXXXX, IBAN: XXXX XXXX XXXX XXXX XXXX XX, BIC/SWIFT: XXXXXXXXXXX, ref.: “capital reserves”, which shall in each case become due for payment to the Company in one sum concurrently with the total issue price of the new Series D Preferred Shares under § 2 (1) (i) above, but by way of a condition precedent only after the passing of the resolutions of the Shareholders’ Meeting of the Company under § 2 (1) above.

Series D Investor	Payments into the Capital Reserves First Tranche (EUR)
DKFZ	8,046.00
SGR	1,927,744.00
BMI	508,563.00
OrbiMed	15,765.00
Caduceus	1,679,277.00
LSP	508,563.00
Novo Nordisk	445,330.00

Total	5,093,288.00

(2)	Each of the Series D Investors undertakes individually for himself vis-à-vis each other and each of the other Shareholders, but not vis-à-vis the Company, to render, in addition to the total issue price of EUR 1.00 for each new Series D Preferred Share subscribed by him under § 4 (1) above, and in addition to the additional payments into the capital reserves of the Company set forth in § 5 (1) above, further additional payments into the capital reserves of the Company pursuant to § 272 (2) No. 4 HGB in the amount as set forth in the following table (without any deductions for bank fees) to the Company’s bank account set forth in § 5 (1) above, which shall in each case become due for payment to the Company in one sum concurrently with the total issue price of the new Series D Preferred Shares under § 4 (1) above, but by way of a condition precedent not earlier than the first tranche of the additional payments into the capital reserves of the Company under § 5 (1) above.

Series D Investor	Payments into the Capital Reserves Second Tranche (EUR)
DKFZ	8,421.00
SGR	2,017,466.00
BMI	532,235.00
OrbiMed	16,499.00
Caduceus	1,757,435.00
LSP	532,235.00
Novo Nordisk	466,058.00

Total	5,330,349.00

(3)	Each of the Lenders undertakes individually for himself vis-à-vis each other and each of the other Shareholders, but not vis-à-vis the Company, to render, in addition to the total issue price of EUR 1.00 for each new Series D Preferred Share subscribed by him under § 2 (1) (i) above and relating to the conversion of the principal amount of the Loan paid by him to the Company and any and all interest accrued thereon into equity under § 1 (1) above, and in addition to the additional payments into the capital reserves of the Company set forth in § 5 (1) above and § 5 (2) above, further additional contributions to the capital reserves of the Company (sonstige Leistungen in die Kapitalrücklagen der Gesellschaft) pursuant to § 272 (2) No. 4 HGB by way of an assignment to the Company of the principal amount of the Loan paid by him to the Company and any and all interest accrued thereon, within five Business Days after receipt of a notification from the Company in writing, by telefax or e-mail that the consummation of the increase of the share capital under § 2 (1) (i) above has been registered with the Commercial Register. For clarification purposes: The further additional contributions to the capital reserves of the Company under this § 5 (3) shall comprise any and all interest accrued on the Loans up until the effectiveness of the assignment to the Company of the principal amount of the Loans, and not only the interest accrued up until the date of the conclusion of this Agreement.

(4)	The Shareholders agree that the obligations of the Lenders and the Series D Investors to render additional payments and contributions to the capital reserves of the Company under this § 5 shall exist only on the basis of a contractual agreement by and between the Lenders, the Series D Investors and the Shareholders and not vis-à-vis the Company; the Company itself is not a party to this § 5 and shall not be entitled to demand the additional payments and contributions under this § 5. The claims under this § 5 shall not be assignable. This § 5 shall not constitute a contract for the benefit of a third party.

§ 6

Defaulting Lender / Defaulting Series D Investor

(1)	In the event that a Lender and/or Series D Investor fails to comply in a timely fashion with his obligations as set forth in § 5 above (the “Defaulting Investor”), the Company shall immediately notify such Defaulting Investor in writing and inform all Shareholders by registered mail (the “Default Notice”). Upon receipt of the Default Notice, the Defaulting Investor shall be obliged within thirty (30) Business Days after receipt of the Default Notice to render all contributions in default, plus interest calculated at 10 % p.a. beginning on the date on which the respective contribution was due and payable to the Company (the “Additional Payment Period”).

(2)	In the event that the Defaulting Investor shall not have satisfied such obligations in full within the Additional Payment Period, the Lead Investors, based on a Lead Investors’ Majority vote (calculated with the exclusion of the Defaulting Investor), shall, within thirty (30) Business Days after expiration of the Additional Payment Period, be entitled to make written demand of the Defaulting Investor to either (i) irrevocably offer all of the Series D Preferred Shares subscribed by the Defaulting Investor under § 2 (1) (i) above and § 4 (1) above without consideration to the Company or (ii) approve the conversion of all such Series D Preferred Shares into Common Shares. The obligations of the Defaulting Investor under § 5 above shall remain unaffected thereby and each Shareholder shall be entitled to enforce the obligations of the Defaulting Investor under § 5 above.

§ 7

Use of Proceeds

The proceeds from the series D round of financing of the Company laid down in this Agreement shall be used exclusively in accordance with the Company’s current budget attached as Annex 7 to this Agreement, as adapted and modified with the approval of the Supervisory Board from time to time, for working capital needs, capital expenditures and general corporate purposes of the Company.

§ 8

ESOP

(1)	The Shareholders agree that as a means to promote the motivation and the identification of the management and key employees of the Company and its affiliated companies, in addition to the existing employee participation programmes of the Company, a further employee participation programme for the management and key employees of the Company and its affiliated companies (the “New ESOP”) shall be implemented as soon as practicable after the conclusion of this Agreement, so that the total volume of the New ESOP together with all existing employee participation programmes of the Company is equal to 10.7 % of the share capital of the Company after the consummation of the increases of the share capital under § 2 (1) (i) and § 4 (1) above on a fully-diluted basis. The detailed structure and the terms and conditions of the New ESOP shall be determined by the Lead Investors’ Majority.

(2)

Each of the Shareholders undertakes individually for himself vis-à-vis each other Shareholder, to do or cause to be done everything necessary or appropriate to implement the New ESOP according to the detailed structure and the terms and conditions determined pursuant to § 8 (1) above. § 2 (2) and (4) above shall apply mutatis mutandis. Each of the Shareholders expressly accepts the dilution of his participation in the Company which the New ESOP entails.

Section II

Applicability of, and Amendments to, the Shareholders’ Agreement

§ 9

Applicability of the Shareholders’ Agreement

(1)	The Parties agree that unless expressly set forth otherwise in this Agreement, the Shareholders’ Agreement, as amended by this Agreement, shall remain in full force and effect, and shall also apply to the new Series D Preferred Shares issued under this Agreement.

(2)	Any reference in the Shareholders’ Agreement to any provision of the Shareholders’ Agreement shall henceforth refer to such provision of the Shareholders’ Agreement, as amended by this Agreement.

(3)	Any definitions of terms in this Agreement shall also apply in the Shareholders’ Agreement, as amended by this Agreement.

(4)	“Common Shares” shall mean all Shares which are not Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares or Series D Preferred Shares including, for the avoidance of doubt, all Shares which under any provision of the Shareholders’ Agreement, as amended by the 1st Amendment, or the 1st Amendment shall be converted into Common Shares, but excluding all Shares currently held by AGUTH (including the 17,257 Shares which up to now have been designated as Common Shares) which shall all be Series D Preferred Shares.

“Series D Preferred Shares” shall mean all Shares (i) which are issued under § 2 (1) (i) or § 4 (1) or § 16 of the 1st Amendment or (ii) which result from the conversion under § 2 (1) (ii) of the 1st Amendment or (iii) which are currently held by AGUTH.

“Lead Investors’ Majority” shall mean a majority of 70 % of the Series D Preferred Shares held by the Lead Investors voting together as a single class, replacing the corresponding definition in the Definitions of the Shareholders’ Agreement.

§ 10

Equal Treatment of the Shareholders

The first paragraph of section E 1.1 of the Shareholders’ Agreement shall be amended and replaced by the following provisions:

“Except for such preferential rights specifically accorded to the Series D Preferred Shares, each Shareholder shall be accorded equal rights, according to his shareholding. Each Share is entitled to one vote.”

§ 11

Resolutions requiring Qualified Majority of the Investors; Voting Agreements; Future Financing Agreements

(1)	Any reference in section E 1.5 of the Shareholders’ Agreement to the holders of Series C Preferred Shares shall henceforth refer to the holders of Series D Preferred Shares.

(2)	The second paragraph of section E 1.5 of the Shareholders’ Agreement shall be amended and replaced by the following provisions:

“The holders of Series D Preferred Shares shall meet immediately prior to any Shareholders’ Meeting of the Company if there are any items on the agenda of the Shareholders’ Meeting which require their consent as provided hereunder (be it unanimously, majority or by qualified majority decision). They shall cast their votes as to such agenda items applying the rules for voting shares in the Shareholders’ Meeting of the Company mutatis mutandis. If the motion in question is approved with a Lead Investors’ Majority, all Shareholders (including all holders of Series D Preferred Shares) shall be obliged to vote in favour of such motion in the Shareholders’ Meeting of the Company and in the special resolutions or special meetings of the holders of the different classes of Shares, if applicable. If the motion in question is not approved with a Lead Investors’ Majority, all Shareholders (including all holders of Series D Preferred Shares) shall be obliged to vote against such motion in the Shareholders’ Meeting of the Company and in the special resolutions or special meetings of the holders of the different classes of Shares, if applicable.”

(3)	Subject to the following sentence, each of the Shareholders undertakes individually for himself vis-à-vis each other Shareholder, to enter into investment agreements and shareholders’ agreements and related agreements (including without limitation amendments to and/or termination of this Agreement and/or the Shareholders’ Agreement, as amended by this Agreement), to pass resolutions in Shareholders’ Meetings of the Company and the special resolutions or special meetings of the holders of the different classes of Shares, and to do or cause to be done everything necessary or appropriate, for further rounds of financing of the Company after the financing laid down in this Agreement (the “Future Financing Agreements”), to the extent that the Lead Investors’ Majority agree to the terms and conditions of the Future Financing Agreements. Notwithstanding the foregoing, Future Financing Agreements may not (i) oblige or commit or otherwise require Shareholders to make further contributions to the Company, or (ii) diminish or adversely affect the rights or preferences of any Shareholder in a manner disproportionately unfavourable to such Shareholder as compared to other Shareholders in that class of shares, without the prior written consent of the Shareholders affected, which consent shall be given in the sole discretion of the Shareholder and shall not be subject to the prior sentence. § 2 (2) to (5) above shall apply mutatis mutandis.

§ 12

Conversion of Shares

Any reference in section E 1.9 of the Shareholders’ Agreement to Series A, B and C Preferred Shares or to Preferred Stock shall henceforth refer to Series D Preferred Shares and any reference to Series C Preferred Shareholders shall henceforth refer to the holders of Series D Preferred Shares.

§ 13

Right of First Refusal

Any reference in section F 2 of the Shareholders’ Agreement to Series C Shareholders shall henceforth refer to the holders of Series D Preferred Shares.

§ 14

Co-sale Right

The last line of section F 3.2 of the Shareholders’ Agreement shall be amended and replaced by the following provisions:

“… after the liquidation preference to the holders of Series D Preferred Shares has been satisfied.”

§ 15

Financing in General

The reference in section G 1 of the Shareholders’ Agreement to the holders of Series C Preferred Shares shall henceforth refer to the holders of Series D Preferred Shares.

§ 16

Anti-dilution Protection

(1)	If at any time prior to the conversion of the Series D Preferred Shares into Common Shares, but after the increases of the Company’s share capital under § 2 (1) (i) and § 4 (1) above, the Company issues any new Shares or an equivalent thereof at a price per Share that is less than EUR 30.8861 (the “Offering”), each holder of Series D Preferred Shares, acting individually, provided that he has fulfilled his investment obligations under §§ 1 to 5 above, is irrevocably entitled to a broad-based weighted-average anti-dilution protection by being issued and subscribing to that number of new Series D Preferred Shares at par value without premium, so calculated as if such Shareholder has subscribed his respective Series D Preferred Shares resulting from the increases of the Company’s share capital under § 2 (1) (i) and § 4 (1) above according to the following formula:

Revised Subscription Price = (Outstanding Shares before the Offering x EUR 30.8861 + total amount raised in the Offering) / Outstanding Shares after the Offering

The difference between EUR 30.8861 and the Revised Subscription Price shall be multiplied by the total number of Series D Preferred Shares resulting from the increases of the Company’s share capital under § 2 (1) (i) and § 4 (1) above held by such Shareholder and divided by the result of the Revised Subscription Price minus EUR 1.00. The result of this calculation yields the total number of Series D Preferred Shares to which such holder of Series D Preferred Shares may subscribe at par value.

The holders of Series D Preferred Shares shall receive these Shares in conjunction with the capital increase which led to the diluting issuing of Shares. In the event of stock splits, stock dividends, recapitalization and the like, the anti-dilution protection shall be adjusted accordingly.

(2)	Section G 3 of the Shareholders’ Agreement shall be terminated and of no further force and effect.

§ 17

Listing

Any reference in section G 4 of the Shareholders’ Agreement to Preferred Shares or Preferred Series C Shares shall henceforth refer to Series D Preferred Shares.

§ 18

Dividends

(1)	Section H 1 of the Shareholders’ Agreement shall be terminated and of no further force and effect.

(2)

The Shareholders are in agreement that in case of a stock exchange listing of the (shares of the) Company (the “Stock Exchange Listing”), the holders of Series D Preferred Shares shall receive 6 % p.a. IRR on the respective paid in total investment by way of subscription of new Common Shares as follows: In the course of the preparation of the Stock Exchange Listing, the Shareholders shall resolve in favour of an increase of the Company’s share capital (the “IRR Capital Increase”) upon the demand of one or more of the Series D Investors. Each of the Series D Investors individually may request his participation in the IRR Capital Increase without being obliged to do so. As part of the IRR Capital Increase, the Series D Investors, who request this, shall be invited, to the exclusion of the statutory subscription rights of the Shareholders, to subscribe to such number of new Common Shares in return for cash contributions at an issue price equal to the portion of the Company’s share capital attributable to one share without premium or any other contributions to the capital reserves of the Company which is equal to the Return (as defined below) divided by the result of (Listing Price (as defined below) minus EUR 1.00), whereby “Return” shall in each case be equal to the amount representing 6 % p.a. IRR on the respective paid in total investment (total issue price plus additional payments and contributions to the capital reserves of the Company pursuant to § 272 (2) HGB including, for the avoidance of doubt, the nominal amount of the principal of the Loans assigned to the Company and any and all interest accrued thereon) on the respective Series D Preferred Shares (including on Shares which were converted into or are deemed to be Series D Preferred Shares) calculated as from and starting with the respective payment thereof to the Company, compounded quarterly in arrears, provided that with respect to the paid in total investment on the former Series A Preferred Shares such IRR shall be calculated only as from and starting with 27 March 2007, and “Listing Price” shall be the anticipated issue price or, if the Stock Exchange Listing does not include an offering, the anticipated first quotation of the price of the Shares of the Company in the course of the Stock Exchange Listing as determined in good faith by the Lead Investors’ Majority with binding effect on all Shareholders. § 2 (2) to (5) above shall apply mutatis mutandis. If the Stock Exchange Listing has not occurred within 120 days after the date of the IRR Capital Increase, then all Shareholders are obliged to co-operate in restoring the position as it was prior to the IRR Capital Increase.

§ 19

Liquidation Preference

Section H 2 of the Shareholders’ Agreement shall be amended and replaced by the following provisions:

“In the event of any of the following (each a “Liquidation Event” or “Deemed Liquidation Event”):

a)	a bankruptcy, voluntary or involuntary liquidation, dissolution or winding up of the Company;

b)	a (partial) sale (at least 50%) of the Shares of the Company including the sale triggering a co-sale right as defined in section F 3 of the Shareholders’ Agreement, as amended by § 14 of the 1st Amendment, a drag-along as defined in section F 4 of the Shareholders’ Agreement;

c)	a sale of at least 75 % of all assets (including intellectual property rights) in terms of the Fair Market Value of the Company;

d)	a merger, consolidation or acquisition, or any other event involving the Company, pursuant to which the shareholders of the Company will have less than 50.1 % of the voting power of the acquiring company or pursuant to which the Company is not the surviving entity;

e)	a reverse take-over;

the proceeds will be allocated among the Shareholders as follows:

(i)	First, each of the holders of Series D Preferred Shares shall be entitled to receive, prior to and in preference to all other Shares, an amount equal to 1.33 times (subject to proportional adjustments for stock splits, subdivisions and the like) the paid in total investment (total issue price plus additional payments and contributions to the capital reserves of the Company pursuant to § 272 (2) HGB including, for the avoidance of doubt, the nominal amount of the principal of the Loans assigned to the Company and any and all interest accrued thereon) on his Series D Preferred Shares (including on Shares which were converted into or are deemed to be Series D Preferred Shares), in each case plus an amount representing 6 % p.a. IRR on the respective paid in total investment calculated as from and starting with the respective payment thereof to the Company, compounded quarterly in arrears, provided that with respect to the paid in total investment on the former Series A Preferred Shares such IRR shall be calculated only as from and starting with 27 March 2007; and

(ii)	thereafter, the holders of Series D Preferred Shares shall receive any remaining funds on a pari passu basis with the holders of Common Shares on an as-if-converted basis.

The total investment amount for former Series A Preferred Shares and Series B Preferred Shares issued to former silent partners (in the meaning of § 230 HGB) to be considered as a basis for the above liquidation preference and IRR shall be limited to EUR 500,000.00 each.

In the event the return of capital to tbg out of the converted share position (Part D.4 of the Series B Investment Agreement) shall be less than EUR 1,750,000.00 for tbg, tbg will receive a minimum return. The minimum return is defined as the return tbg would receive if tbg would have invested the amount of EUR 1,750,000.00 in Series B Preferred Shares up to a maximum return of EUR 1,750,000.00. The risk of fulfilling this downside protection shall be borne by the Series B investors on a pro rata basis and covers the difference between the calculated actual returns for tbg based upon its converted share position (Part D.4 of the Series B Investment Agreement) and the minimum return. Annex 7 to the Shareholders’ Agreement contains an exemplary calculation.

If there are insufficient assets or proceeds to pay the liquidation preference amount to the holders of Series D Preferred Shares in full, the amount available will be paid on a pro rata basis between the holders of Series D Preferred Shares in proportion to the maximum amounts the holders of Series D Preferred Shares would be entitled to if the assets or proceeds were sufficient to pay the liquidation preference amount to the holders of Series D Preferred Shares in full.

The holders of Series D Preferred Shares are entitled to the same preference with respect to sale proceeds in case of a sale of Shares in the course of a single or a partial sales transaction or a series of related transactions (in particular as a result of the exercise of co-sale rights, drag along rights and rights of first refusal as described in the Shareholders’ Agreement, as amended by the 1st Amendment) or in case of a transformation of the Company except for conversions of the Company’s legal form of organization.”

§ 20

KfW Participation Principles

The “Beteiligungsgrundsätze zur Durchführung des ERP-Startfonds – Stand: 01/2011” attached as Annex 20 to this Agreement (the “KfW Participation Principles”) are the basis for the participation of KfW in the Company. The Company hereby undertakes vis-à-vis KfW to adhere to the KfW Participation Principles. The KfW Participation Principles shall form an integral part of this Agreement, shall supplement this Agreement and shall prevail over this Agreement in case of doubts. Notwithstanding the termination of this Agreement or the Shareholders’ Agreement, the KfW Participation Principles shall remain in force and shall be binding between the Parties as long as KfW holds shares in the Company. The provisions of this § 20 can only be amended, waived or deleted with the consent of KfW.

Section III

Miscellaneous

§ 21

Other Agreements

(1)	§ 2 of the convertible bridge loan agreement dated 7 March 2012 shall be terminated and of no further force and effect.

(2)

§ 2 of the Loan Agreement shall be terminated and of no further force and effect, i.e. the Company shall not be entitled to draw down the amount of EUR 300,000.00 not yet drawn down. For clarification purposes: The remaining provisions of the Loan

Agreement shall terminate and be of no further force and effect upon the effectiveness of the assignment to the Company of the principal amount of the Loan paid by the respective Lender to the Company and any and all interest accrued thereon in accordance with § 5 (3) above.

§ 22

Final Provisions

Section J of the Shareholders’ Agreement shall apply mutatis mutandis to this Agreement.

Ludwigshafen am Rhein, 24 September 2012

/s/ Florian Fischer for Melvyn Little	/s/ Sandra Schmich
(Prof. Dr. Melvyn Little)	(Deutsches Krebsforschungszentrum)

/s/ Florian Fischer for AGUTH Holding GmbH	/s/ Stefanie Wolff
(AGUTH Holding GmbH)	(KfW)

/s/ Florian Fischer for tbg	/s/ Uwe Feuersenger
(tbg Technologie-Beteiligungs-Gesellschaft mbH)	(SGR Sagittarius Holding AG)

/s/ Claudia Heisch	/s/ Florian Fischer for OrbiMed Associates III, LP
(BioMed Invest I Ltd.)	(OrbiMed Associates III, LP)

/s/ Christine Arnold	/s/ Florian Fischer for LSP III Omni Investment Coöperatief U.A.
(Caduceus Private Investments III, LP)	(LSP III Omni Investment Coöperatief U.A.)

/s/ Stefan Mueller	/s/ Eugene Zhukovsky and Florian Fischer
(Novo Nordisk A/S)	(Affimed Therapeutics AG, Management Board)

/s/ Thomas Hecht
(Affimed Therapeutics AG, Supervisory Board)

Table of Annexes to the Investment Agreement Series D Round of Financing Affimed Therapeutics AG,

Heidelberg, Germany dated 24 September 2012

Annex P	Shareholders’ Agreement

Annex 2.1 (vi)	Revised Articles of Association

Annex 7	Budget

Annex 20	KfW Participation Principles